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EXHIBIT 23.2 REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENTS SCHEDULE

To the Stockholders and Directors of Griffin Land & Nurseries, Inc.

    Our audits of the consolidated financial statements referred to in our report dated February 8, 1999 appearing in the 1998 Annual Report to Stockholders of Griffin Land & Nurseries, Inc. (which report and consolidated financial statements are incorporated by reference in this Annual Report on Form 10-K) also included an audit of the Financial Statement Schedules listed in Item 14(a) of this Form 10-K. In our opinion, these Financial Statement Schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut

February 8, 1999